Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan of our reports dated November 23, 2021, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. included in its Annual Report (Form 10-K) for the year ended October 1, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 4, 2022